Exhibit 99.1

Securities offered through Griffin Capital Securities, Inc. Member FINRA/SIPC

For Immediate Release: December 20, 2012

Jennifer Nahas

Vice President, Marketing

Griffin Capital Corporation

jnahas@griffincapital.com

Office Phone: 949-270-9332

Cell Phone: 949-433-6860

Griffin Capital Net Lease REIT Acquires Health Net of California’s

Northern California Regional Headquarters for $22.65 million

El Segundo, Calif. (December 20, 2012) – Griffin Capital Corporation (“Griffin Capital”), on behalf of Griffin Capital Net Lease REIT, Inc., announced today the acquisition of a three-story, approximately 146,000 square foot, 100% leased Class A office building (“Property”). Health Net of California, Inc., a leading managed healthcare provider with a stand-alone, investment-grade credit rating from Standard and Poor’s, occupies 97% of the building while the remaining 3% of the Property is leased to the Gold Pointe Corporate Center Association providing a café and fitness center, both welcome amenities for employees in the building and the office park. Health Net of California is a subsidiary of Health Net, Inc. and accounted for over 75% of the parent company’s revenues in 2011. Health Net, Inc. is a publicly-traded company on the NYSE (ticker: HNT) and #221 on the Fortune 500 ranking of America’s largest corporations for 2012.

Originally developed in 2002 as a build-to-suit, the Property serves as the tenant’s primary Northern California commercial hub, and is home to a wide array of business functions including back-office

Securities offered through Griffin Capital Securities, Inc. Member FINRA/SIPC administration, and training and conferencing activities, as well as executive offices. Health Net of California executed a lease renewal in February 2012, extending its already decade-long commitment to the site for an additional 10 years. Furthermore, the tenant has planned an additional $3.5 million in improvements, further solidifying their footprint and commitment to the property.

Situated in Rancho Cordova (approximately 20 miles east of Downtown Sacramento), which offers a deep pool of college-educated residents and reasonable living costs, the location offers a cost-effective alternative relative to higher-priced locations such as the San Francisco Bay Area and Los Angeles. Further adding to the Property’s locational appeal is its access to and excellent visibility along Highway 50, which is one of the area’s primary east-west freeways.

“The purchase price of $22.65 million, which represents a 9.08%1 initial capitalization rate on first year net operating income, affords our investors the ability to benefit from a healthy current risk-adjusted return on an institutional quality office building long-term leased to an investment-grade rated tenant”, said Louis Sohn, Griffin Capital’s Senior Vice President of Acquisitions.

“We negotiated the price for this asset in May of 2012 and since then the Sacramento market has bounced off its bottom with five consecutive months of positive job growth, thus providing the REIT and our stockholders with what we believe to be an attractive entry point. Given that we have owned real estate in Sacramento for a prolonged period, we were able to utilize our extensive local contacts to recognize this positive trend early on and secure another institutional quality asset”, said Michael Escalante, Griffin Capital’s Chief Investment Officer. “The ability to add a core real estate asset, housing one of the country’s leading healthcare providers under a long-duration lease and at an attractive initial yield to the REIT is highly consistent with our other acquisitions in 2012”, added Escalante.

About Griffin Capital Net Lease REIT and Griffin Capital Corporation

Griffin Capital Net Lease REIT, Inc. is a publicly registered non-traded REIT with a portfolio that currently includes 14 office and industrial distribution properties totaling approximately 3.26 million rentable square feet and total capitalization in excess of $354 million. The REIT’s sponsor is Griffin Capital Corporation (“Griffin Capital”), a privately-owned real estate company headquartered in Los Angeles. Led by senior executives each with more than two decades of real estate experience collectively encompassing over $14.0 billion of transaction value and more than 400 transactions, Griffin Capital and its affiliates have acquired or constructed over 17 million square feet of space since 1996. Griffin Capital and its affiliates currently own and manage a portfolio consisting of over 12.2 million square feet of space, located in 27 states and representing approximately $2.0 billion in asset value. Additional information about Griffin Capital is available at www.griffincapital.com.

[1]

The estimated initial capitalization rate is determined by dividing the projected net operating income for the first fiscal year the Net Lease REIT owns the property by the acquisition price (exclusive of closing and offering costs). The net operating income is calculated by totaling the sum of all the revenues from the tenants including base rental revenue and expense reimbursement revenue then deducting the total of all the property expenses including utilities, insurance, real estate taxes, repairs and maintenance and all property operating expenses. The projected net operating income includes assumptions that may not be indicative of the actual future performance of a property, including the assumption that the tenants will perform its obligations under its lease agreements during the next 12 months.

Securities offered through Griffin Capital Securities, Inc. Member FINRA/SIPC

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the REIT’s prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.

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